Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2025, relating to the financial statements of Minerva Neurosciences, Inc. appearing in the Annual Report on Form 10-K of Minerva Neurosciences, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 23, 2025